Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Announces CEO Transition; Declares Dividend
Boynton Elected CEO, Thomas to Remain Chairman until May 2012

JACKSONVILLE, Fla., Oct. 21, 2011 - Rayonier (NYSE: RYN) today announced Paul G. Boynton will succeed Lee M. Thomas as chief executive officer effective Jan. 1, 2012. Thomas will continue to serve as chairman until his retirement in May 2012, at which time Boynton will assume the role of chairman in addition to the roles of CEO and president.

“This has been a well-planned transition during which Paul was elected president last year before being named to our board in February,” said Thomas. “Paul led each of our core businesses, including seven years of growing our market-leading Performance Fibers business, and played an integral role in developing and executing our core strategies. I expect a smooth transition under Paul's leadership.”

Thomas joined Rayonier's board of directors in 2006 and was named chairman and CEO in 2007. During his tenure, Rayonier has been one of the top performing companies in the forest products industry, with record earnings and cash flows supporting three dividend increases.

Thomas also led significant growth in the company's core business units, adding approximately 400,000 acres of timberlands and doubling Performance Fibers' operating income.

“Under Lee's leadership, Rayonier increased its market capitalization by $1.3 billion resulting in a total shareholder return of 63 percent. Lee also strengthened our culture of integrity, operational excellence and safety that culminated in the company's safest year in history in 2010,” said Boynton. “The strategic direction we developed under Lee's guidance is the path we'll continue to follow to create value for our shareholders.”

1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100

Boynton was elected to Rayonier's board of directors in February 2011 and to his current position in October 2010 after serving as executive vice president, Forest Resources and Real Estate. He joined Rayonier in 1999 and became senior vice president, Performance Fibers in 2002. Prior to Rayonier, Boynton was with the 3M Corporation as global brand manager for the home care division from 1990 to 1999. Boynton now serves as a director of The Brinks Company, a global security services company with operations in more than 50 countries.

Boynton holds a Bachelor of Science in mechanical engineering from Iowa State University, and a Master of Business Administration degree from the University of Iowa. He also graduated from the Harvard University Graduate School of Business Administration Advanced Management Program.

Rayonier also announced today that the company's board of directors has declared a fourth quarter cash dividend of 40 cents per common share. The dividend is payable on Dec. 30, 2011 to shareholders of record on Dec. 16, 2011.

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100